News release via Canada NewsWire, Calgary 403-269-7605

     Attention Business/Financial Editors:
     Boardwalk Equities Inc. — Teleconference on Fiscal 2002 Third Quarter
     Financial Results

     CALGARY, Oct. 28 /CNW/ — Boardwalk Equities Inc. (“BEI” — NYSE, TSE) announces that the Company’s fiscal 2002 third quarter financial results will be released the morning of Friday November 15, 2002. We invite you to participate in the teleconference that will be held to discuss these results that same morning at 11:15am EST. Senior management will speak to the financial results for the quarter and provide a corporate update. Presentation materials will be made available on the INVESTOR section of our website (www.bwalk.com) prior to the call.

     Participation & Registration:
     Please RSVP to Investor Relations at 403-531-9255 or by email to investor(at)bwalk.com.

     Teleconference:
     The telephone numbers for the conference are: 416-640-4127 (within Toronto) or toll-free 1-888-881-4892 (outside Toronto).

     Webcast:
     Investors will be able to listen to the call and view our slide presentation over the Internet by visiting http://investor.bwalk.com 15 min. prior to the start of the call. An information page will be provided for any software needed and system requirements. The live audiocast will also be available at http://www.newswire.ca/webcast/pages/BoardwalkEquities20021115/.

     Replay:
     An audio recording of the teleconference will be available approximately one hour after the call until 11:59pm EST on November 22nd, 2002. You can access it by dialing 416-640-1917 and using the following passcode, 217344 (followed by the pound key). An audio archive will also be available on our Investor site (http://investor.bwalk.com) approximately two hours after the conference call.

     Corporate ProfileS

     Boardwalk Equities Inc. is Canada’s largest owner/operator of multi-family rental properties. Boardwalk currently owns in excess of 250 properties with approximately 29,000 units totalling approximately 25 million net rentable square feet. The company’s portfolio is concentrated in the provinces of Alberta, Saskatchewan, Ontario and Quebec. Boardwalk is headquartered in Calgary and its shares are listed on both the Toronto Stock Exchange and the New York Stock Exchange and trade under the symbol BEI. The Company has a total market capitalization of approximately $2.0 billion.

     Recent investor information can be found on the Internet at http://investor.bwalk.com/.
     %SEDAR: 00004201E

-0-	10/28/2002

     /For further information: Paul Moon, Director of Corporate Communications, (403) 531-9255/

     (BEI. BEI)

CO:  Boardwalk Equities Inc.

ST:  Alberta

IN:  RLT

SU:  ERN

CNW 11:00e 28-OCT-02